SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of Earliest Event Reported):  October 2, 2000


                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                       0-29230                 51-0350842
(State or other jurisdiction          (Commission             (I.R.C. Employer
      of incorporation)               File Number)          Identification No.)


      575 Broadway, New York, New York                              10012
  (Address of principal executive offices)                        (Zip code)



       Registrant's telephone number, including area code: (212) 334-6633


                                 Not Applicable
           Former name or former address, if changed since last report

Item 2. Disposition of Assets.

     On October 2, 2000, our wholly-owned subsidiary Broadband Studios, Inc. consummated the sale of all of the outstanding capital stock of Toga Holdings B.V., a Netherlands corporation, the parent company of Pixel Broadband Studios, Ltd., an Israeli corporation, to Gameplay.com plc, a United Kingdom corporation. Under an Agreement for Sale and Purchase of the Share Capital of Toga Holdings B.V., Gameplay issued to us 14,600,044 shares of Gameplay's common stock and warrants to purchase one million shares of stock.

     In connection with the transaction, we granted to Gameplay certain on-line distribution rights for our existing and future products. As consideration for the rights, Gameplay issued to us an additional 771,654 shares, and agreed to provide us with on-line advertising and to share profits from the on-line distribution of the products. In addition, we entered into a joint marketing agreement with Gameplay under which the parties agreed to continue to exploit broadband opportunities.

     The shares issued represent approximately 18.1% of Gameplay's outstanding common stock, which is currently traded on the Alternative Investment Market of the London Stock Exchange.

     The amount of consideration paid to us in connection with the sale was determined by arm's length negotiations.

     The description of the stock purchase agreement discussed above is qualified in its entirety by reference to such agreement, which is attached as an exhibit and is incorporated herein by reference.

Item 7. Exhibits.

Exhibit 1 - Agreement for the Sale and Purchase of the Share Capital of Toga
              Holdings B.V.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on behalf of the undersigned duly authorized.

Dated: October 3, 2000
                                          Take-Two Interactive Software, Inc.



                                          By: /s/ Ryan A. Brant
                                              -------------------------------
                                                  Ryan A. Brant
                                                  Chairman of the Board
                                                  Chief Executive Officer